VALENCE SECURES FINANCIAL COMMITMENTS TO REACH CASH FLOW
                                    BREAKEVEN

              BERG & BERG GRANTS ADDITIONAL $10 MILLION COMMITMENT

AUSTIN, TX, JUNE 10, 2003 -- Valence Technology, Inc. (NASDAQ: VLNC), a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries, today announced that it has arranged financial commitments that the Company expects will allow it to achieve cash flow breakeven based on its current business plan.

Berg & Berg Enterprises, an affiliate of Carl Berg, a director and major shareholder in the Company, has waived the operating milestone conditions under the Berg & Berg equity financing.(1) As a result of this waiver, the Company will have continued access to the $10 million remaining on the existing equity line of credit.

In a separate arrangement, Berg & Berg has committed to provide the Company an additional $10 million in 2004. The commitment is conditioned upon negotiation and execution of definitive documents and any necessary shareholder approval under the rules of the NASDAQ SmallCap Market. This issuance will be on competitive terms, which will be finalized as part of the definitive documents.

"Our recent $10 million private placement, the above waiver and the additional financing commitment from Berg & Berg provides us with access to $30 million of capital," commented Stephan Godevais, chairman and CEO of Valence. "One of our goals over the past year has been to reach cash flow breakeven, and we believe that these funding arrangements will enable us to achieve this goal."


ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.


FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.


MEDIA CONTACT                           INVESTOR CONTACT
Blanc and Otus Public Relations         Valence Technology
Sue Ellen M. Schaming                   Kevin Mischnick
sschaming@blancandotus.com              Vice President of Finance
-------------------------------         (512) 527-2900
(415) 856-5129



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1   Funding will remain conditioned on Stephan Godevais continuing as Chief
Executive Officer of the Company.